Exhibit 99


                                      Ford

NEWS

Contact:        George Pipas
                313-323-9216
                gpipas@ford.com

Go to http://media.ford.com for news releases and high-resolution photographs.

IMMEDIATE RELEASE
-----------------

FORD MOTOR COMPANY REPORTS APRIL U.S. SALES

--------------------------------------------------------------------------------

o April U.S. sales totaled 285,675, down 4 percent.
o Ford F-Series sales totaled 70,166, up 2 percent.
o Ford Escape sets April record (17,827) as sales climb 49 percent.

--------------------------------------------------------------------------------


DEARBORN, Mich., May 3 - U.S. customers purchased or leased 285,675 cars and trucks from Ford, Mercury, Lincoln, Jaguar, Volvo, and Land Rover dealers in April, down 4 percent compared with a year ago. Sales of passenger cars were 97,530, down 8 percent and trucks were 188,145, down 2 percent.

Year-to-date through April, the company's sales were 1,087,970, down 2 percent compared with the same period a year ago. Sales of trucks were 724,798, up 3 percent, and sales of passenger cars were 363,172, down 10 percent.

April sales for Ford's F-Series truck were 70,166, up 2 percent compared with a year ago. April was the eighth month in a row F-Series sales increased - a streak coinciding with the introduction of the all-new F-150 last September. Year-to-date, F-Series sales were 279,187, up 11 percent compared with the same period a year ago.

Sales of sport utility vehicles in April were 73,138, down 6 percent from a year ago (which was a record for the month). The year-to-date total for this category was 283,432 - a record for the January - April period. Ford's Escape set an April record (17,827) as sales climbed 49 percent.

                                       ###